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                                                                      Exhibit 99

                                 PRESS RELEASE


                    Tuesday January 30, 4:33 pm Eastern Time

SOURCE: Dynegy Inc.

DYNEGY COMPLETES ACQUISITION OF NORTHEAST GENERATION ASSETS

     HOUSTON, Jan. 30 /PRNewswire/ -- Dynegy Inc. (NYSE: DYN - news) today announced the completion of the previously announced acquisition of 1,700 megawatts (MW) of power generation facilities in the Northeast. Located in the Town of Newburgh, N.Y., approximately 50 miles north of New York City, the 500-MW Danskammer Power Plant and 1,200-MW Roseton Power Plant establish Dynegy's physical presence in the region.

     "This acquisition significantly strengthens our competitive position in the Northeast, enabling us to meet the long-term demands of the wholesale energy market throughout the area," said Steve Bergstrom, president and chief operating officer of Dynegy Inc. "These facilities are well positioned to create value for our customers and our company due to their location, fuel diversity and ability to serve both heating and cooling loads."

     The power plants are on the preferred eastern side of the New York Central-East transmission system, a factor that will enable Dynegy to deliver power to wholesale customers in New York, PJM and NEPOOL markets. The power plants are a combination of baseload, intermediate and peaking generation facilities with multiple fuel source capabilities. The Danskammer Power Plant uses natural gas, fuel oil and coal, while the Roseton Power Plant is capable of using fuel oil and natural gas, either as a single fuel source or simultaneously.

     The 380-acre site where the two facilities are located has several fuel access points, including four interstate gas transmission systems, rail and ship delivery for coal and ship and barge terminal delivery for fuel oil. The multiple fuel sources will give Dynegy the ability to utilize its marketing, trading and arbitrage expertise to create additional value from the cross-commodity opportunities.

     In conjunction with the transaction, Dynegy entered into a transition power agreement through which it will supply a small portion of the power generated at the facilities to Central Hudson Gas and Electric Corp. for three to four years. Central Hudson owned the Danskammer Power Plant and held a 35 percent ownership interest in the Roseton Power Plant.

     Banc of America Securities LLC acted as financial advisor to Dynegy.

     Dynegy Inc. is a leading provider of energy and communications solutions to customers in North America, the United Kingdom and Continental Europe. The company's leadership position extends across the entire convergence value chain, from broadband, power generation and wholesale and direct commercial and industrial marketing and trading of power, natural gas, coal, emission allowances, and weather derivatives to transportation, gathering and processing of natural gas liquids.

     For more information about Dynegy or the acquisition, please visit www.dynegy.com.

SOURCE: Dynegy Inc.